Exhibit 3.1

ARTICLES OF INCORPORATION OF

HANOVER BANCORP, INC.

The undersigned, Gregory T. Krauss, whose address is c/o Windels Marx Lane & Mittendorf, LLP, 120 Albany Street Plaza, FL 6, New Brunswick, New Jersey, being at least 18 years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland having the following Articles of Incorporation:

The name of the corporation is HANOVER BANCORP, INC. (herein, the “Corporation”).

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.
The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
The name and address of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.
Authorized Stock. The total number of shares of capital stock of all classes that the Corporation has authority to issue is thirty-two million (32,000,000) shares, consisting of:
(a)fifteen million (15,000,000) shares of preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”); and
(b)seventeen million (17,000,000) shares of common stock, par value one cent ($0.01) per share (the “Common Stock”).

The aggregate par value of all the authorized shares of capital stock is three hundred twenty thousand dollars ($320,000). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the stockholders of the Corporation. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital surplus. The Board of Directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. For the purposes of these Articles, the term “Whole Board” shall mean the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors at the time any such resolution is presented to the Board of Directors for adoption.

Section 5.02Common Stock. Except as provided under the terms of any series of Preferred, exclusive voting power shall be vested in the Common Stock. Except as otherwise provided in these Articles, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in the holder’s name on the books of the Corporation.  Subject to any rights and preferences of any series of Preferred Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor.  Upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively, after: (i) payment or provision for payment of the Corporation’s debts and liabilities; and (ii) distributions or provisions for distributions to holders of any class or series of stock having a preference over the Common Stock in the liquidation, dissolution or winding up of the Corporation.

{41128447:5}

Section 5.03Preferred Stock. The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series.  The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the terms of such Preferred Stock.  The power of the stockholders to increase or decrease the authorized shares of Preferred Stock shall not limit any of the powers of the Board of Directors provided under these Articles.
Section 5.04SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK

1.    Definitions.

(a)	“Affiliate” has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.
(b)	“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.
(c)	“Board of Directors” means the board of directors of the Corporation.
(d)	A “business day” means any day other than a Saturday or a Sunday or a day on which banks in New York are authorized or required by law, executive order or regulation to close.
(e)	“Certificate” means a certificate representing one (1) or more shares of Series A Preferred Stock.
(f)	“Common Stock” means the voting common stock of the Corporation, $0.01 par value per share.
(g)	“Corporation” means Hanover Bancorp, Inc., a Maryland corporation.
(h)	“Dividends” has the meaning set forth in Section 5.04(3).
(i)	“Exchange Agent” means Computershare Trust Company, N.A., solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.
(j)	“Liquidation Distribution” has the meaning set forth in Section 5.04(4)(b).
(k)

“Permissible Transfer” means a transfer by the holder of Series A Preferred Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Series A Preferred Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Series A Preferred Stock but is one in which no one transferee (or group of associated transferees) acquires the right to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Series A Preferred Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer.

{41128447:5}

(l)

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(m)	“Series A Preferred Stock” has the meaning set forth in Section 5.04(2).
(n)	“Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

2.    Designation; Number of Shares. The series of shares of Preferred Stock hereby authorized shall be designated the “Series A Convertible Perpetual Preferred Stock”.  The number of authorized shares of the Series A Preferred Stock shall be 450,000 shares.  The Series A Preferred Stock shall have a par value of $0.01 per share.  Each share of Series A Preferred Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein.  Each share of Series A Preferred Stock is identical in all respects to every other share of Series A Preferred Stock.

3.    Dividends. The Series A Preferred Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”) on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares had been converted pursuant to Section 5.04(5) as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such Dividends are to be determined).  Accordingly, the holders of record of Series A Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the number of shares of Common Stock with respect to the number of shares of Common Stock into which the shares of Series A Preferred Stock would be converted, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Series A Preferred Stock in an amount per share of Series A Preferred Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible (without regard to any limitations on conversion of the Series A Preferred Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Series A Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series A Preferred Stock in the same ratio as the number of shares of Common Stock received by the holders of Common Stock.  Dividends that are payable on Series A Preferred Stock will be payable to the holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock.  In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series A Preferred Stock will have no right to receive any Dividends.

4.    Liquidation.

(a)    Rank. The Series A Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Series A Preferred Stock or the Common Stock, and (ii) pari passu with the Common Stock pro rata

{41128447:5}

on an as-converted basis.  Not in limitation of anything contained herein, and for purposes of clarity, the Series A Preferred Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b)    Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock will be entitled to receive, for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Series A Preferred Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Series A Preferred Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Series A Preferred Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series A Preferred Stock at such time, without regard to any limitations on conversion of the Series A Preferred Stock).  All Liquidation Distributions to the holders of the Series A Preferred Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5.04(4), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.    Conversion.

(a) General

(i)

A holder of Series A Preferred Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Series A Preferred Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine percent (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series A Preferred Stock), provided further that the right to convert under this Section 5.04(5)(a)(i) shall not be available to a transferee of shares of Series A Preferred Stock with respect to a transfer other than a Permissible Transfer.  In any such conversion, each share of Series A Preferred Stock will convert initially into one share of Common Stock, subject to adjustment as provided in Section 5.04(6) below .

(ii)

Each share of Series A Preferred Stock will automatically convert into shares of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 5.04(6), below, on the date a holder of Series A Preferred Stock transfers any shares of Series A Preferred Stock to a non-Affiliate of the holder in a Permissible Transfer.

{41128447:5}

(iii)

To effect any permitted conversion under Section 5.04(5)(a)(i) or Section 5.04(5)(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation.  Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5.04(5)(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5.04(5)(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Series A Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Series A Preferred Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Series A Preferred Stock that were not converted to Common Stock or Non-Voting Common Stock.

(iv)

All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b)     Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock  solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(d)    No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.04(5) and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

(e)    Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(f)    Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the

{41128447:5}

Series A Preferred Stock in accordance with the requirements of such exchange at such time.

6.    Adjustments.

(a)    Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Series A Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b)    Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 5.04(6)(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Series A Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Series A Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible (without regard to any limitations on conversion of the Series A Preferred Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Series A Preferred Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Series A Preferred Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible (without regard to any limitations on conversion of the Series A Preferred Stock) immediately before that transaction.

(c)    Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5.04(6), the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation will, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

7.    Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 5.04(6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to

{41128447:5}

any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series A Preferred Stock will thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Series A Preferred Stock).

8.    Redemption. Except to the extent a liquidation under Section 5.04(4) may be deemed to be a redemption, the Series A Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series A Preferred Stock at any time.  Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Series A Preferred Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements.  Any shares of Series A Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

9.    Voting Rights. The holders of Series A Preferred Stock will not have any voting rights, except as may otherwise from time to time be required by law.  If the holders of Series A Preferred Stock shall be entitled by law to vote as a single class with the holders of outstanding shares of Common Stock, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (by vote or written consent), each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible pursuant to Section 5.04(5).

10.    Protective Provisions. So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), except as otherwise required herein, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series A Preferred Stock so as to affect them adversely, (b) increase or decrease the authorized number of shares of Series A Preferred Stock or (c) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders of the Series A Preferred Stock.  In the event that the Corporation offers to repurchase shares of Common Stock directly from the holders thereof other than as part of a publicly announced stock repurchase program, the Corporation shall offer to repurchase shares of Series A Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11.    Notices. All notices required or permitted to be given by the Corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock, or of any other matter required to be presented for the approval of the holders of the Series A Preferred Stock.

{41128447:5}

12.    Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13.    Term. The Series A Preferred Stock shall have perpetual term unless converted in accordance with Section 5.04(5).

14.    No Preemptive Rights. The holders of Series A Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Series A Preferred Stock.

15.    Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16.    Other Rights. The shares of Series A Preferred Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

17.    General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation’s Certificate of Incorporation with respect to preferred stock generally.

Section 5.05Majority Vote for Certain Actions. With respect to those actions as to which any provision of the Maryland General Corporation Law (the “MGCL”) requires stockholder authorization by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, any such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in these Articles.

Section 5.06Quorum. Except as otherwise provided by law or expressly provided in these Articles, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of Article V) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

Except for preemptive rights approved by the Board of Directors pursuant to a resolution approved by a majority of the directors then in office, no holder of the capital stock of the Corporation or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued capital stock of any class or series, or any unissued

{41128447:5}

bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of any class or series or carrying any right to purchase stock of any class or series.

The following provisions are made a part of these Articles for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
Section 7.01Management of the Corporation. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  All powers of the Corporation may be exercised by or under the authority of the Board of Directors, except as conferred on or as reserved to the stockholders by law or by these Articles or the Bylaws of the Corporation; provided, however, that any limitations on the Board of Directors’ management or direction of the affairs of the Corporation shall reserve the directors’ full power to discharge their fiduciary duties.
Section 7.02Number, Class and Terms of Directors; No Cumulative Voting. The number of directors constituting the Board of Directors of the Corporation, which shall initially be nine, shall be fixed from time to time exclusively by a majority vote of the Board of Directors; provided, however, that such number shall never be less than the minimum number of directors required by the MGCL now or hereafter in force.

The names of the individuals who will serve as the initial directors of the Corporation until their successors are elected and qualify are as follows:

● Michael P. Puorro ● Varkey Abraham ● Robert Golden ● Ahron H. Haspel ● Michael Katz	● Metin Negrin ● Philip Okun ● Elena Sisti ● John R. Sorrenti

The classes, if any, for the terms of office for directors will be as described in the Bylaws of the Corporation.

Stockholders shall not be permitted to cumulate their votes in the election of directors.  A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director, unless the bylaws otherwise provide.

Section 7.03Vacancies. Any vacancies in the Board of Directors resulting from an increase in the size of the Board of Directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining Board of Directors (whether or not they constitute a quorum) for the remainder of the full term of the director in which the vacancy occurred (as applicable) and until a successor is duly elected and qualifies.
Section 7.04Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article V hereof) voting together as a single class.
Section 7.05Stockholder Proposals and Nominations of Directors. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Stockholder proposals to be presented in connection with a special meeting of stockholders shall be presented by the Corporation only to the extent required by Section 2-502 of the MGCL and the Bylaws of the Corporation.
Section 7.06Special Meetings of Stockholders. Special meetings of stockholders shall be called by the Secretary only as otherwise permitted by the Bylaws or at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting addressed to the Corporation’s Secretary.  Such written

{41128447:5}

request shall state the purpose or purposes of the meeting and the matters proposed to be acted upon at the meeting, and shall be delivered at the principal office of the Corporation addressed to the President or the Secretary.  The Secretary shall inform the stockholders who make the request of the reasonably estimated cost of preparing and mailing a notice of the meeting and, upon payment of these costs to the Corporation, notify each stockholder entitled to notice of the meeting.

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.  The affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of ARTICLE V hereof), voting together as a single class, shall be required for the adoption, amendment or repeal of any provisions of the Bylaws of the Corporation by the stockholders.
The Board of Directors, when evaluating (i) any offer of another Person (as defined below) to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity, or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation or (ii) any other actual or proposed transaction that would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), may, but is not required to, in connection with the exercise of its business judgment in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to the Corporation’s stockholders, give due consideration to all relevant factors, including, but not limited to: (A) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including stockholders, if any, who do not participate in the transaction; (B) the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of the Corporation; (D) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (E) the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (F) the future value of the stock or any other securities of the Corporation or the other entity to be involved in the proposed transaction; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; (H) the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and (I) the ability of the Corporation to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.  If the Board of Directors determines that any proposed transaction of the type described in clause (i) or (ii) of the immediately preceding sentence should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock or other securities or granting options or rights with respect thereto; and/or obtaining a more favorable offer from another Person.  This ARTICLE IX sets forth certain factors that may be considered by the Board of Directors, but does not create any implication concerning the factors that must be considered, or any other factors that may or may not be considered, by the Board of Directors regarding any proposed transaction of the type described in clause (i) or (ii) of the first sentence of this ARTICLE IX.

For purposes of this ARTICLE IX, a “Person” shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group or entity formed for the purpose of acquiring, holding or disposing of securities.

{41128447:5}

Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section 10.02 of this ARTICLE X with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  In addition, it shall be within the discretion of the Board of Directors whether to advance any funds incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the MGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director of officer, indemnification shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.
Section 10.02Procedure. If a claim under Section 10.01 of this ARTICLE X is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE X or otherwise shall be on the Corporation.

Section 10.03Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE X shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.
Section 10.04Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.
Section 10.05Miscellaneous. The Corporation shall not be liable for any payment under this ARTICLE X in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Section 10.01 and Section 10.02 of this

{41128447:5}

ARTICLE X shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
Section 10.06Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this ARTICLE X, in no event shall any payments made by the Corporation pursuant to this ARTICLE X exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.
Section 10.07Any repeal or modification of this ARTICLE X shall not in any way diminish any rights to indemnification or to an advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this ARTICLE X is in force.

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the personal liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The Corporation reserves the right to amend or repeal any provision contained in these Articles in the manner prescribed by the MGCL, including any amendment altering the terms or contractual rights, as expressly set forth in these Articles, of any of the Corporation’s outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL,  and all rights conferred upon stockholders are granted subject to this reservation.

No proposed amendment or repeal of any provision of these Articles shall be submitted to a stockholder vote unless the Board of Directors shall have (1) approved the proposed amendment or repeal, (2) determined that it is advisable, and (3) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the Board of Directors.  Any proposed amendment or repeal of any provision of these Articles may be abandoned by the Board of Directors at any time before its effective time upon the adoption of a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number).

The name and mailing address of the sole incorporator are as follows:

Gregory T. Krauss

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza FL 6

New Brunswick NJ 08901

[Remainder of Page Intentionally Left Blank]

{41128447:5}

IN WITNESS WHEREOF, IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

/s/ Gregory T. Krauss

_______________________________

Gregory T. Krauss

Incorporator

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza FL 6

New Brunswick NJ 08901

I hereby consent to my designation in this document as  resident agent for this corporation.

CSC-Lawyers Incorporating Service Company

/s/

By:_________________________

Name: Authorized Representative

Title: Authorized Representative

{41128447:5}